Putnam International Capital Opportunities Fund, February 29,
2016 semiannual Shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1
Class A		6,370
Class B		62
Class C        	249
Class M		61

72DD2
Class R		286
Class Y		1,207

73A1
Class A		0.557
Class B        0.243
Class C		0.286
Class M		0.369

73A2
Class R		0.438
Class Y		0.653

74U1
Class A		11,335
Class B		242
Class C		849
Class M		162

74U2
Class R		624
Class Y		1,723

74V1
Class A		31.23
Class B		31.26
Class C		31.12
Class M		31.14

74V2
Class R		30.85
Class Y		31.20

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.